Exhibit 99.1


     MILLENNIUM INDIA ACQUISITION COMPANY ANNOUNCES INDICATIONS OF INTEREST FROM CERTAIN INVESTORS TO PURCHASE OUTSTANDING SHARES OF ITS COMMON STOCK



NEW YORK, NEW YORK - JANUARY 14, 2008 - Millennium India Acquisition Company Inc. ("Millennium") (AMEX-MQC) today announced that certain investors have indicated an interest in purchasing outstanding shares of Millennium's common stock and using their reasonable efforts to assist brokers in causing such shares to be voted in favor of Millennium's proposed acquisition of minority equity interests in each of SAM Global Securities Limited and SMC Global Securities Limited (collectively, the "Proposed Acquisition") at Millennium's upcoming Special Meeting of Stockholders to be held on January 16, 2008.

These investors have indicated that these purchases would be conditioned on receiving additional shares of Millennium common stock from Millennium's founders upon the closing of the Proposed Acquisition. The Millennium founders have proposed to deliver to such investors an aggregate of up to approximately 900,000 shares of Millennium common stock.

As described in Millennium's proxy statement filed with the Securities and Exchange Commission, the Proposed Acquisition requires that holders of less than 1,449,275 shares of Millennium common stock vote against the Proposed Acquisition and demand conversion of their shares. As of January 14, 2008, Millennium believes that holders of approximately 3,200,000 shares of Millennium common stock have either delivered proxy cards indicating a vote against the Proposed Acquisition or have advised Millennium and its advisors that they intend to vote against the Proposed Acquisition. Accordingly, the proposed share deliveries by Millennium's founders are each conditioned on the investors agreeing to purchase and use their reasonable efforts to assist brokers in causing an aggregate of approximately 3,000,000 shares to be voted in favor of the Proposed Acquisition and the other items of business to be considered at Millennium's Special Meeting of Stockholders to be held on January 16, 2008.

Millennium expects that any purchases by these investors would be effected in privately negotiated transactions with Millennium stockholders who were stockholders of Millennium as of the December 21, 2007 record date and who have voted against the Proposed Acquisition and have stated their intention to seek conversion of their shares into a pro rate share of the trust fund established in connection with Millennium's initial public offering. These shares would be purchased at prices to be negotiated between the sellers and the investors, although it is expected that the per share price would be equal to the per share amount held in trust for payment to the holders of Millennium common stock who vote against the Proposed Acquisition and request conversion of their shares. The amount in the trust is currently estimated at $7.96 per share (net of taxes). The investors also would be entitled to certain demand and piggyback registration rights that were granted to the Millennium founders in respect of their pre-IPO shares.

                                   * * * * **

Millennium's stockholders and other interested parties are urged to read the proxy statement regarding the Proposed Acquisition because it contains important information. Copies of the proxy statement and other relevant documents are available without charge



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online   at   the    Securities    and    Exchange    Commission's    web   site
(http://www.sec.gove)   and  by  mail  through   requests  to  Millennium  India
Acquisition Company Inc., 330 East 38th Street, Suite 46C, New York, New York 10016, attention: F. Jacob Cherian.

                                   * * * * **

For further information, please contact:

F. Jacob Cherian
Chief Executive Officer
Millennium India Acquisition Company, Inc.
(212) 681-6763